Exhibit 10.8

BUYING AGENCY AGREEMENT

Dated April 4, 2014

between

LANDS’ END, INC.

and

SEARS HOLDINGS GLOBAL SOURCING, LTD.

Table of Contents

1.	DEFINITIONS.	1
2.	PRIOR AGREEMENT; TERM.	1
(a)	Prior Agreement.	1
(b)	Initial Term.	1
(c)	Renewal Rights.	1
3.	TERMINATION.	2
(a)	Termination for Cause.	2
(b)	Obligations upon Expiration or Termination.	2
4.	APPOINTMENT.	2
(a)	Appointment and Acceptance.	2
(b)	SHGS Limitations.	2
(c)	Scope of Appointment.	2
5.	BUYING AGENT SERVICES.	2
(a)	Service Description.	2
(b)	Modification of Services.	3
(c)	Limitation on Services.	3
(d)	Disclosure of Contracting Entity.	3
(e)	Related Party Transactions.	3
6.	QUANTITY AND NATURE OF SERVICE.	4
(a)	Quantity and Nature of Service.	4
(b)	Standard of Care.	4
(c)	Responsibility For Errors; Delays.	4
(d)	Good Faith Cooperation; Alternatives.	4
(e)	Use of Third Parties.	4
(f)	Assets of LE.	5
(g)	Ownership of Data and Other Assets.	5
(h)	LE Standards.	5
(i)	Contact Person.	5
7.	OPERATIONAL OBLIGATIONS OF LE.	5
(a)	Reporting.	5
(b)	Merchandise Responsibility.	6
8.	COMMISSIONS.	6
(a)	Commission.	6
(b)	Calculation of the Buying Commission.	6
(c)	Minimum Commission.	6
9.	PAYMENT AND REPORTING.	7
(a)	Invoice Reporting.	7
(b)	Expenses.	7
(c)	Payment of Commission Invoices.	7
(d)	Payment of Merchandise Invoices.	8
(e)	Rights of Recoupment and Setoff.	8
(f)	Taxes.	8
10.	SHIPPING AND HANDLING; RISK OF LOSS.	8
(a)	Shipping Guidelines.	8
(b)	Shipping Charges.	8
(c)	Risk of Loss.	8
11.	SUB-AGENTS.	8

12.	DEFENSE AND INDEMNITY; LIMITATION OF LIABILITY.	9
(a)	Indemnification by LE.	9
(b)	Indemnification by SHGS.	9
(c)	Procedure.	9
(d)	Joint Claims.	9
(e)	Independent Obligation.	10
(f)	Limitation of Liability.	10
13.	AUDIT.	10
(a)	Retention of Records.	10
(b)	Number of Audits.	10
(c)	Allocation of Audit Costs.	10
(d)	Late Payment.	10
14.	CONFIDENTIALITY.	11
(a)	Confidential Information.	11
(b)	Treatment of Confidential Information.	11
(c)	Exceptions to Confidential Treatment.	12
(d)	Protective Arrangement.	12
(e)	Ownership of Information.	12
15.	MISCELLANEOUS.	12
(a)	Third Party Agreements.	12
(b)	Computer Access.	13
(c)	Amendment; No Waiver.	13
(d)	Assignment.	13
(e)	Notices.	13
(f)	Publicity.	14
(g)	Survival.	14
(h)	No Third Party Rights.	14
(i)	Severability.	14
(j)	Entire Agreement.	14
(k)	No Legal Service/Advice.	15
(l)	Equitable Relief.	15
(m)	Force Majeure.	15
(n)	Fair Construction.	15
(o)	Independent Contractors.	15
(p)	Construction and Interpretation.	15
(q)	Condition Precedent to the Effectiveness of this Agreement.	15
(r)	Dispute Resolution.	15
(s)	Governing Law; Jurisdiction.	16
(t)	Waiver of Jury Trial.	16
(u)	Counterparts.	16

-ii-

BUYING AGENCY AGREEMENT

Date: April 4, 2014

This Buying Agency Agreement (“Agreement”) is entered between LANDS’ END, INC., a Delaware corporation (“LE”) and SEARS HOLDINGS GLOBAL SOURCING, LTD., a Hong Kong corporation (“SHGS”). SHGS and LE each are sometimes referred to as a “Party” and together sometimes are referred to as the “Parties.”

1. DEFINITIONS. Certain terms are defined where they are first used below; while others are defined in Appendix #1 (Glossary).

2. PRIOR AGREEMENT; TERM.

(a) Prior Agreement. This Agreement, on and after the Effective Date, supersedes and replaces in its entirety that certain Buying Agency Agreement, dated February 1, 2007, between LE and SHGS (the “Prior Agreement”).

(b) Initial Term. The initial term of this Agreement (the “Initial Term”) will begin immediately following the Effective Time specified in the Separation and Distribution Agreement (the “Separation Agreement”) to be executed and delivered by LE and Sears Holdings Corporation (the date on which the Effective Time occurs, the “Effective Date”) and will end, unless terminated earlier or extended in accordance with Section 3, on January 31, 2016 (the “Expiration Date”). The calendar day that becomes the Effective Date will be inserted on Appendix #2 (Effective Date) after the Effective Date has occurred.

(c) Renewal Rights.

i. Renewal Length. If LE achieves the Renewal Criteria set forth below, and LE gives written notice of its intention to extend the Agreement to SHGS at least 90 days prior to the then current Expiration Date, the Expiration Date of this Agreement will extend for a renewal period of one-Contract Year. LE may extend the Expiration Date for a maximum of three renewal periods (the “First Renewal Period,” ending January 31, 2017, the “Second Renewal Period,” ending January 31, 2018, and the “Third Renewal Period,” ending January 31, 2019) as provided for above. The Initial Term, as extended or renewed (as provided for in this Agreement), is referred to as the “Term.”

ii. Renewal Criteria. In order to extend the Expiration Date, LE must (collectively, the “Renewal Criteria”):

A.	Have earned and paid, for the four Fiscal Quarters immediately preceding the due date for LE’s renewal notice, total Buying Commission in excess of the total Minimum Commission for those Fiscal Quarters (appropriately pro-rated where the four Fiscal Quarters extend over two Contract Years); and

B.	Not be in breach of this Agreement.

3. TERMINATION.

(a) Termination for Cause. Either LE or SHGS may terminate this Agreement in the event of a material breach of this Agreement by the other party. If the breach is curable by the breaching party and the breaching party fails to cure the breach within 30 days following its receipt of written notice of the breach from the non-breaching party, then Termination is effective 30 days following the receipt of the notice of breach. If the breach is not curable by the breaching party, then Termination is effective upon the non-breaching party’s delivery of notice to the breaching party.

(b) Obligations upon Expiration or Termination. Upon expiration or termination of this Agreement for any reason all amounts owed to SHGS by LE will become due and payable per the terms of this Agreement.

4. APPOINTMENT.

(a) Appointment and Acceptance. LE hereby appoints SHGS to be its non-exclusive buying agent for the purchase of the Merchandise throughout the Territory, upon the terms and conditions contained in this Agreement, and SHGS hereby accepts such appointment.

(b) SHGS Limitations. During the course of its performance under this Agreement, SHGS shall not represent itself as the legal representative of LE, or its Affiliates, for any purpose whatsoever. SHGS acknowledges and understands that LE reserves the right to employ other agents to purchase Merchandise on its behalf and that LE may purchase the same or similar Merchandise directly from any Seller without utilizing SHGS’s services. SHGS further acknowledges and understands that: (i) Subject to its obligation to pay the Minimum Commission, LE is not obligated to purchase any quantity of Merchandise from any Seller identified by SHGS and (ii) LE has the right to reject any Seller and restrict SHGS’s dealing with those Sellers deemed acceptable to LE to the extent it involves procurement of Merchandise for LE under this Agreement.

(c) Scope of Appointment. Nothing in this Agreement prevents SHGS from acting as a buying agent or performing the Services or similar services for any third-party, including SHGS Affiliates. In accepting the appointment, SHGS expressly disclaims any fiduciary obligations it has as an agent for LE and its only duty to LE is to perform the Services consistent with the standard of care outlined in Section 6(b).

5. BUYING AGENT SERVICES.

(a) Service Description. SHGS shall perform the services detailed on Appendix #3 (Services) on behalf and at the direction of LE to the extent not prohibited by Applicable Law (the “Services”). Except as expressly stated on Appendix #3 (Services), in the event of any conflict or inconsistency between this Agreement and Appendix #3, this Agreement will control. Unless otherwise agreed in writing by the Parties, the Services to be provided by SHGS under this Agreement are limited to those expressly stated herein. The intent of the parties is the Services described herein are based on those services that SHGS was providing to LE prior to the Spin-Off Effective Date in connection with the purchase of the Merchandise; provided, however, that the parties’ have endeavored to modify such terms as necessary to reflect the spin-off of LE.

(b) Modification of Services. This Agreement, and the Services, Commission and Expenses hereunder, may only be modified by a written amendment which must be signed by both parties to be effective. LE acknowledges that modifications to this Agreement will require certain internal approvals by SHGS and therefore absent a signed written amendment LE will not rely (and any such reliance would be unreasonable) upon any proposed amendment or course of dealing by the parties. If a Party identifies a service that was previously provided by SHGS that is not described in this Agreement but such Party believes that services should be included in this Agreement, it will notify the other party’s Contact Person and the Parties will work together to Good Faith to determine whether they wish to have such service added to this Agreement; any such addition will require a written amendment signed by both Parties to be effective. The Parties will include in such an amendment, if they agree to execute one, a description of the service, any modification to the Commissions, and allocation of Expenses for such Service.

(c) Limitation on Services. Without LE’s express written consent, SHGS shall at no time:

i. place an order for Merchandise to be produced by a Seller (all orders shall be placed directly by LE and any alteration from this requirement will require a written amendment to this Agreement, which must be signed by both parties to be effective);

ii. take or claim legal or equitable title to any Merchandise purchased by LE;

iii. furnish to any Seller dies, molds, patterns, materials, artwork, engineering work, financial assistance, or any other assistance required for the production of Merchandise ordered by LE without the advance written approval of LE;

iv. act in any other capacity for LE other than as a buying agent under the terms of this Agreement.

(d) Disclosure of Contracting Entity. In performance of its duties under this Agreement, SHGS shall act at all times at the direction of LE and shall identify LE to all parties with whom SHGS deals. SHGS shall also identify in writing to LE all parties to any transactions involving LE and their respective roles, including sub-agents of SHGS, trading companies or representatives of trading companies, and Sellers (including their selling agents).

(e) Related Party Transactions. In any transaction where SHGS and the Seller are related parties (as that term is defined in U.S. customs law), SHGS shall provide documentation sufficient to establish that SHGS is working as a buying agent on behalf of LE, and not as a selling agent on behalf of the Seller. For example, the documentation should demonstrate that (i) the terms of the transaction are similar to transactions involving unrelated Sellers, (ii) SHGS is not taking title to the goods, (iii) SHGS is performing the same services on behalf of LE for a transaction between LE and the related Seller as SHGS would perform on behalf of LE for a transaction between LE and an unrelated Seller, (iv) the values charged are arm’s length and comparable to transactions involving unrelated Sellers, and (v) no portion of the price LE pays the related Seller inures to the benefit of SHGS other than the Buying Commission attributable to the transaction.

6. QUANTITY AND NATURE OF SERVICE.

(a) Quantity and Nature of Service. Except as otherwise provided in Section 5 or this Section 6(a), there will be no material increase in the scope or level of, or use by, LE of Services during the Term (including changes requiring the hiring or training of additional employees by SHGS) without the mutual written agreement of the parties and adjustments, if any, to the charges for such Services; provided, however, SHGS may make changes from time to time in the manner of performing Services, subject to the other terms of this Agreement. The preceding sentence does not limit LE’s ability to adjust order volume, subject to its obligation for the Minimum Commission. LE will not resell any Services, provide the Services to any joint-venture or non-wholly owned subsidiary, or otherwise use the Services in any way other than in connection with the conduct of LE’s internal business.

(b) Standard of Care. Except as otherwise set forth in this Agreement, SHGS does not assume any responsibility under this Agreement other than to render the Services in Good Faith, without willful misconduct or gross negligence, and will comply with all Applicable Laws in the performance of the Services. SHGS MAKES NO OTHER GUARANTEE, REPRESENTATION, OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) REGARDING ANY OF THE SERVICES PROVIDED HEREUNDER, AND EXPRESSLY DISCLAIMS ALL OTHER GUARANTEES, REPRESENTATIONS, AND WARRANTIES OF ANY NATURE WHATSOEVER, WHETHER STATUTORY, ORAL, WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. SHGS WILL ONLY BE OBLIGATED TO PROVIDE SERVICES IN A MANNER CONSISTENT WITH PRACTICES IN EFFECT IMMEDIATELY PRIOR TO THE EFFECTIVE DATE. During the annual budget process described in Section 7, the parties will align on the allocation of SHGS personnel primarily designated to perform the Services; provided, however that SHGS may use any excess capacity of such designate personnel to perform the Services for non-LE projects.

(c) Responsibility For Errors; Delays. SHGS’s sole responsibility to LE for errors or omissions in Services caused by SHGS will be to furnish correct information, payment or adjustment in the Services, and if such errors or omissions are solely or primarily caused by SHGS, SHGS will promptly furnish such corrections at no additional cost or expense to LE if LE promptly advises SHGS of such error or omission.

(d) Good Faith Cooperation; Alternatives. SHGS and LE will use Good Faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. If SHGS reasonably believes it is unable to provide any Service because of a failure to obtain third-party contractor consents or because of impracticability, SHGS will notify LE promptly after SHGS becomes aware of such fact and the Parties will cooperate to determine the best alternative approach.

(e) Use of Third Parties. SHGS may use any Affiliate or any unaffiliated third-party contractor to provide the Services; provided, however, that SHGS shall at all times remain responsible for the third parties’ performance under this Agreement. SHGS will use reasonable efforts to provide advance notice to LE of unaffiliated third-party contractor that SHGS will be using to perform factory visits or product testing of the Merchandise.

(f) Assets of LE. During the Term, (i) SHGS and its Affiliates and third-party contractors may use, at no charge, all of the software and other assets, tangible and intangible, of LE (together, the “Assets”) to the extent necessary to perform the Services, and (ii) LE will consult with SHGS prior to upgrading or replacing any of the Assets that are necessary for SHGS to provide the Services. The Parties will discuss whether SHGS wishes to continue to provide the Services after such upgrade or replacement and the cost (to be borne by LE) for SHGS to do so. Any agreement by the parties to such upgrade or replacement must be documented via an Amendment hereto, prior to it moving forward. SHGS will continue to support at its own cost the SHGS information systems necessary to access the Assets. If LE makes a change to the Assets that prevent SHGS from being able to access the Assets from SHGS existing information systems, then SHGS may suspend the Services. Any such suspension shall not affect the Minimum Commission due hereunder.

(g) Ownership of Data and Other Assets. Neither party will acquire any right, title or interest in any Asset that is owned or licensed by the other and used to provide the Services. All data provided by or on behalf of a party to the other party for the purpose of providing the Services will remain the property of the providing party. To the extent the provision of any Service involves intellectual property, including software or patented or copyrighted material, or material constituting trade secrets, neither party will copy, modify, reverse engineer, decompile or in any way alter any of such material, or otherwise use such material in a manner inconsistent with the terms and provisions of this Agreement, without the express written consent of the other party. All specifications, tapes, software, programs, services, manuals, materials, and documentation developed or provided by SHGS and utilized in performing this Agreement, will be and remain the property of SHGS and may not be sold, transferred, disseminated, or conveyed by LE to any other entity or used other than in performance of this Agreement without the express written permission of SHGS.

(h) LE Standards. Prior to the Effective Date, SHGS and LE have collaborated on and jointly contributed to certain information, data, processes, procedures, standards and protocols, including but not limited to those standard operating procedures, testing protocols and all other Seller requirements available on LE’s vendor website (collectively, the “LE Standards”). The parties agree that they will jointly own such LE Standards (and any modifications thereto made by the Parties), without an obligation to account to the other party.

(i) Contact Person. Each party will appoint a contact person (each, a “Contact Person”) to facilitate communications and performance under this Agreement. The initial Contact Person of each Party is set forth on Appendix #4 (Contact Persons). Each Party will have the right at any time and from time to time to replace its Contact Person by written notice to the other Party.

7. OPERATIONAL OBLIGATIONS OF LE.

(a) Reporting. LE shall consult with SHGS to jointly develop an annual budget for the Services, including allocation of SHGS personnel, travel expectations, and FOB forecast consistent with practices in effect immediately prior to the Effective Date. LE shall supply SHGS with such forecasting, and reporting information on a quarterly basis as reasonably requested by SHGS and shall supply LE a monthly actual shipment report consistent with practices in effect immediately prior to the Effective Date. LE will be the importer of record for all Merchandise purchased under this Agreement.

(b) Merchandise Responsibility. LE is responsible for duties, insurance, shipping and carriage costs, and all other charges related to the purchase of the Merchandise. LE will be solely responsible for (a) issuing all POs to Sellers, (b) all Merchandise acquired by LE, and (c) any problems related to such Merchandise except for problems caused by SHGS’s failure to properly perform the Services; provided, however that SHGS’s responsibility for problems related to Merchandise acquired by LE for problems caused by SHGS’s failure to properly perform the Services is limited to the amount of the Buying Commission earned by SHGS on such Merchandise. For example, if LE places a purchase order for $30,000 of Merchandise that is defective and LE placed that order in reliance on an improperly performed Service, SHGS would be responsible to cover $600 in expenses related to that Merchandise.

8. COMMISSIONS.

(a) Commission. For the rendering of Services under this Agreement, LE shall pay SHGS the greater of the (i) Buying Commission or (ii) the Minimum Commission set forth in Section 8(c). LE shall calculate the payments due under this Section on a monthly basis (the “Payment Period”) and shall pay the Commission as stated in Section 9(c). All Commissions paid by LE are a non-dutiable buying agency commission under the customs laws of the United States of America.

(b) Calculation of the Buying Commission. The “Buying Commission” is calculated by multiplying the F.O.B. invoice price of all Merchandise ordered by LE with the assistance of SHGS (regardless of the system used to order Merchandise), net of (i) export duties, levies, taxes, insurance, shipping and similar charges, and (ii) the price of Merchandise rejected or returned to a Seller as non-compliant or non-certified, by a commission rate of 2.0%. The Buying Commission will be calculated at time of receipt of the Merchandise consistent with practices in effect immediately prior to the Effective Date (i.e., for Merchandise for the LE Shops at Sears, as of receipt at the F.O.B. point (foreign port) and for all other Merchandise, at LE’s U.S. distribution facility).

(c) Minimum Commission. The annual minimum commission (the “Minimum Commission”) for each Contract Year is set forth below. Termination by SHGS under Section 3 will not relieve LE of its obligation to pay the Minimum Commission for the then current Term.

Contract Year	Minimum Commission (February - July)	Minimum Commission (August - January)	Minimum Commission (Annual)
2014*	$2,744,000	$4,116,000	$6,860,000
2015	$2,744,000	$4,116,000	$6,860,000

2016**			To be negotiated.
2017**			To be negotiated.
2018**			To be negotiated.

*	The annual Minimum Commission for this Contract Year will be pro-rated based on the total number of days in the First Contract Year.
**	Minimum Commission applies to this Contract Year only if this Agreement is extended under Section 2(c).

9. PAYMENT AND REPORTING.

(a) Invoice Reporting.

i. Payment Period Invoices. SHGS shall provide to LE, on a monthly basis, an invoice for the Commission earned or due for the Payment Period (the “Commission Invoice”), including any Expenses incurred in the performance of the Services for the Payment Period. For each Payment Period, the Commission Invoice will detail the Buying Commission earned for that Payment Period.

ii. August Invoices Period. For the invoice period ending July 31, SHGS shall compare the amount of Buying Commission earned by SHGS for the first half of that Contract Year to the respective Minimum Commission due for that period (as detailed in the chart in Section 8(c)). If the Minimum Commission for that period is greater than the Buying Commission earned in that period, SHGS shall invoice LE for the difference between the Buying Commission earned and the amount of the Minimum Commission attributable to that period.

iii. January Invoices Period. For the invoice period ending January 31, SHGS shall compare the amount of Buying Commission earned by SHGS for that entire Fiscal Year to the respective Minimum Commission due for that Contract Year (as detailed in the chart in Section 8(c)). If the Minimum Commission for that Contract Year is greater than the Buying Commission earned in that Contract Year, SHGS shall invoice LE for the difference between the Buying Commission earned and the amount of the Minimum Commission attributable to that Contract Year. Buying Commission earned in any Contract Year may only be credited against that Contract Year’s Minimum Commission and may be aggregated to offset that Contract Year’s annual Minimum Commission; but may not be used as a credit against any other Contract Year’s annual Minimum Commission.

(b) Expenses. In addition to the Commission, LE will reimburse SHGS for all other reasonable out-of-pocket expenses actually incurred in its performance of the Services in accordance with Appendix #5 (“Expenses”). To the extent reasonably practicable, SHGS will provide LE with notice of such Expenses prior to incurring them. If directed by SHGS, LE will pay directly any or all third-party contractors providing Services to or for the benefit of LE.

(c) Payment of Commission Invoices.

i. Ancillary Agreement Payment Reconciliation. LE will pay SHGS the Commissions, Expenses, and Transaction Taxes in accordance with Sections 8, 9(b), and 9(f) and with the payment terms set forth in Section 14.19 of the Separation Agreement. Unless otherwise mutually agreed in writing, all amounts payable under this Agreement will be reconciled weekly and the Parties will after netting amounts due under the other Ancillary Agreements; make payments (to the Party who is owed the net amount) by electronic transfer of immediately available funds to a bank account designated by such Party from time to time. All amounts remaining unpaid for more than 15 days after their respective due date(s) will accrue interest as set forth in Section 14.19 (Payment Terms) of the Separation Agreement, until paid in full.

ii. Compensation for Services. Unless otherwise agreed to in writing by LE, the Commission payable under Section 8 represents SHGS’s entire compensation for the Services performed on LE’s behalf.

(d) Payment of Merchandise Invoices. LE is responsible for arranging payments to Seller for all Merchandise pursuant to the terms of LE’s Merchandise purchase agreements with those Sellers. All Merchandise credit facilities or payment terms to Sellers are the sole responsibility of LE.

(e) Rights of Recoupment and Setoff. SHGS has the right to invoice LE for any liability or obligation that LE may owe to SHGS or its Affiliates. LE shall pay the amounts of such invoice as specified in Section 9(c). If LE does not pay such invoices, SHGS may reduce, withhold or setoff against any payment due LE from SHGS or its Affiliates. SHGS’s rights to recoupment and set-off shall be senior to any claim asserted by any other party against the payment.

(f) Taxes. Commissions do not include applicable taxes. LE will be responsible for the payment of all taxes, duties, and tariffs payable in connection with the Services including sales, use, excise, value-added, business, service, goods and services, consumption, withholding, and other similar taxes or duties, including taxes incurred on transactions between and among SHGS, its Affiliates, and third-party contractors, along with any related interest and penalties (“Transaction Taxes”). LE will reimburse SHGS for any deficiency relating to Transaction Taxes that are LE’s responsibility under this Agreement. Notwithstanding anything in this Section to the contrary, each party will be responsible for its own income and franchise taxes, employment taxes, and property taxes. The parties will cooperate in Good Faith to minimize Transaction Taxes to the extent legally permissible. Each party will provide to the other party any resale exemption, multiple points of use certificates, treaty certification and other exemption information reasonably requested by the other Party.

10. SHIPPING AND HANDLING; RISK OF LOSS.

(a) Shipping Guidelines. SHGS shall employ commercially reasonable efforts to ensure that Merchandise is shipped to LE in accordance with the routing guidelines attached to LE’s purchase orders and letters of credit (where applicable), and by LE’s carrier of choice.

(b) Shipping Charges. LE will be responsible for all shipping and forwarding charges in accordance with terms of sale negotiated with Seller. LE will reimburse SHGS for any authorized shipping or forwarding charges or fees SHGS incurs on LE’s behalf.

(c) Risk of Loss. SHGS will not take title or assume the risk of loss to any Merchandise ordered on behalf of LE, including any damaged or defective goods and orders cancelled by LE. Title and risk of loss shall be borne by LE or Seller pursuant to the parties’ terms of sale and the terms of LE’s Merchandise purchase agreements with those Sellers.

11. SUB-AGENTS.

LE acknowledges and agrees that SHGS may engage sub-agents to perform some or all SHGS’s services hereunder, provided, however, that in no event shall the relationship between the SHGS and sub-agent result in either party becoming a buyer or seller of Merchandise procured or to be procured under this Agreement from the other. SHGS shall advise LE in writing of the appointment of any sub-agents who may perform services under this Agreement. SHGS shall be solely responsible to ensure that its sub-agents strictly adhere to the terms and conditions of this Agreement and to pay all remuneration payable to its sub-agents.

12. DEFENSE AND INDEMNITY; LIMITATION OF LIABILITY.

(a) Indemnification by LE. LE will defend, indemnify, and hold harmless SHGS and its Affiliates and their respective Representatives from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature arising from third-party claims, demands, litigation, and suits related to or arising out of this Agreement (together “LE Claims”), except to the extent that such LE Claims are found by a final judgment or opinion of an arbitrator or a court of appropriate jurisdiction to be caused by: (i) a breach of any provision of this Agreement by SHGS; or (ii) any negligent act or omission, or willful misconduct of SHGS, its Affiliates, or their respective Representatives in performance of this Agreement.

(b) Indemnification by SHGS. SHGS will defend, indemnify, and hold harmless LE and its Affiliates, and their respective Representatives, from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) of every kind and nature arising from third-party claims, demands, litigation, and suits, that: (i) relate to bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the negligence or willful misconduct of SHGS or its Affiliates during the performance of the Services, or (ii) relate to the intentional infringement of any copyright or trade secret by an Asset owned by SHGS or its Affiliates and used by SHGS in the performance of the Services (together, “SHGS Claims”). Notwithstanding the obligations set forth above in this Section, SHGS will not defend or indemnify LE, its Affiliates, or their respective Representatives to the extent that such SHGS Claims are found by a final judgment or opinion of an arbitrator or a court of appropriate jurisdiction to be caused by: (x) a breach of any provision of this Agreement by LE; (y) any negligent act or omission, or willful misconduct of LE, its Affiliates, or their respective Representatives in performance of this Agreement; or (z) with respect to infringement claims: (I) LE’s use of the Services in combination with any product or information not provided by SHGS; (II) LE’s distribution, marketing or use for the benefit of third parties of the Services; (III) LE’s use of the Services other than as contemplated by this Agreement; or (IV) information, direction, specification or materials provided by or on behalf of LE. LE Claims and SHGS Claims are each individually referred to as a “Claim.”

(c) Procedure. In the event of a Claim, the indemnified Party will give the indemnifying Party prompt notice in writing of the Claim; but the failure to provide such notice will not release the indemnifying Party from any of its obligations under this Article except to the extent the indemnifying Party is materially prejudiced by such failure. Upon receipt of such notice the indemnifying Party will assume and will be entitled to control the defense of the Claim at its expense and through counsel of its choice, and will give notice of its intention to do so to the indemnified Party within 20 business days of the receipt of such notice from the indemnified Party. The indemnifying Party will not, without the prior written consent of the indemnified Party, (i) settle or compromise any Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified Party of a written release from all liability in respect of the Claim or (ii) settle or compromise any Claim in any manner that may adversely affect the Indemnified Party other than as a result of money damages or other monetary payments that are indemnified hereunder. The indemnified Party will have the right at its own cost and expense to employ separate counsel and participate in the defense of any Claim.

(d) Joint Claims. If a third-party claim, demand, litigation, or suit involves allegations for which both Parties may invoke the obligation of the other Party to defend them under this Agreement (“Mixed Claims”); then LE shall defend both Parties and their Representatives from such Mixed Claims, at LE’s sole reasonable expense, provided that SHGS may elect to take on the defense of such Mixed Claims.

(e) Independent Obligation. The obligations of each Party to defend, indemnify and hold harmless, the other Parties’ Indemnified Parties under this Section are independent of each other and any other obligation of the Parties under this Agreement.

(f) Limitation of Liability. EXCEPT FOR (I) EACH PARTY’S OBLIGATIONS WITH RESPECT TO THE OWNERSHIP OF DATA AND OTHER ASSETS OF THE OTHER PARTY AS SET FORTH IN SECTION 6(g), (II) EACH PARTY’S INDEMNITY AND DEFENSE OBLIGATIONS AS SET FORTH IN SECTIONS 12(a), 12(b), AND 12(c), AND (III) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, IN NO EVENT WILL EITHER PARTY, NOR ITS AFFILIATES, CONTRACTORS OR AGENTS BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES, LOSSES OR EXPENSES (INCLUDING BUSINESS INTERRUPTION, LOST BUSINESS, LOST PROFITS, LOST DATA, OR LOST SAVINGS, DAMAGES TO SOFTWARE OR FIRMWARE, OR COST OF PROCURING OR TRANSITIONING TO SUBSTITUTE SERVICES), REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED, AND REGARDLESS OF WHETHER A PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY. THE SOLE LIABILITY OF SHGS AND ITS AFFILIATES FOR ANY ERRORS AND OMISSIONS IN THE SERVICES ARE LIMITED TO THE PAYMENT OF DIRECT DAMAGES, NOT TO EXCEED (FOR ALL CLAIMS IN THE AGGREGATE) THE COMMISSIONS RECEIVED BY SHGS UNDER THIS AGREEMENT DURING THE PRIOR SIX (6) MONTHS PRIOR TO THE DATE SUCH CLAIM AROSE.

13. AUDIT

(a) Retention of Records. LE shall keep and preserve accurate records of all transactions relating to this Agreement including records of inventory purchased and delivered for the longer of: (i) the minimum period required by Applicable Law, and (ii) the Term plus two years after the Termination of this Agreement. SHGS, with reasonable notice to LE, may conduct audits of the books and records of LE to determine compliance with the accounting of Commissions provisions of this Agreement (each, an “Audit”). Except as provided below, Audits will occur no more than twice per calendar year and may be conducted by SHGS through itself or its authorized agents who agree to treat any information gained from such Audits as confidential in accordance with Section 14 (Confidentiality.) or terms substantially equivalent thereto.

(b) Number of Audits. In the event that an Audit or other information demonstrates that LE has underpaid Commissions by more than 5% in two or more Payment Periods, SHGS has the right to conduct Audits on a quarterly basis (unless such discrepancy was a result of incorrect information provided by SHGS or its Affiliates), until such time as LE has properly paid Commissions for three consecutive Audits, after which time SHGS will revert to auditing LE no more than twice per calendar year.

(c) Allocation of Audit Costs. SHGS shall pay for all Audits; provided that if any Audit shows a 5% or greater discrepancy in the amount of the Commission paid by LE for the applicable Payment Period(s), then LE shall pay for that Audit and any subsequent Audits for a period of one year; unless such discrepancy was a result of incorrect information provided by SHGS or its Affiliates.

(d) Late Payment. In the event that an Audit or other information demonstrates that LE has underpaid Commissions (unless such discrepancy was a result of incorrect information provided by SHGS or its Affiliates), LE shall remit to SHGS the amount of the underpayment, together with interest computed as set forth in Section 14.19 of the Separation Agreement from the date payment of the unpaid Commissions was originally due to the date of payment. Any late payment under this Section 13(d) is due 10 days after LE receives notice of the underpayment of Commissions.

14. CONFIDENTIALITY

(a) Confidential Information. “Confidential Information” means all information, whether disclosed in oral, written, visual, electronic or other form, that (i) one Party (the “Disclosing Party”), its Affiliates or its Personnel discloses to the other Party (the “Receiving Party”), its Affiliates or its Personnel, (ii) relates to or is disclosed in connection with this Agreement or a Party’s or a Party’s Affiliate’s business, and (iii) is or reasonably should be understood by the Receiving Party to be confidential or proprietary to the Disclosing Party (whether or not such information is marked “Confidential” or “Proprietary”). The Disclosing Party’s sales, pricing, costs, inventory, operations, employees, current and potential customers, financial performance and forecasts, and business plans, strategies, forecasts and analyses, as well as information as to which the Securities and Exchange Commission has granted confidential treatment pursuant to its Rule 406 of Regulation C (the “CTR Information”), are Confidential Information.

(b) Treatment of Confidential Information. The Receiving Party will use Confidential Information only in connection with this Agreement and, except as expressly permitted by this Agreement and subject to the next sentence, will not disclose any Confidential Information for three years from the date of receipt of the Confidential Information. Neither Party will disclose the CTR Information for a period of ten years from the date or receipt.

i. Limitations. The Receiving Party will (A) restrict disclosure of the Confidential Information to its and its Affiliates’ Personnel with a need to know the Confidential Information for purposes of performing the Receiving Party’s responsibilities or exercising the Receiving Party’s rights under this Agreement, (B) advise those Personnel of the obligation not to disclose the Confidential Information or use the Confidential Information in a manner prohibited by this Agreement, (C) copy the Confidential Information only as necessary for those Personnel who need it for performing the Receiving Party’s responsibilities under this Agreement, and ensure that confidentiality is maintained in the copying process; and (D) protect the Confidential Information, and require those Personnel to protect it, using the same degree of care as the Receiving Party uses with its own Confidential Information, but no less than reasonable care.

ii. Liability for Unauthorized Use. The Receiving Party will be liable to the Disclosing Party for any unauthorized disclosure or use of Confidential Information in violation of this Agreement by its Affiliates and any of its and its Affiliates’ current or former Personnel.

iii. Destruction. Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement the Receiving Party will, promptly after request of the Disclosing Party, either return such Confidential Information in tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Confidential Information (other than electronic copies residing in automatic backup systems and copies retained to the extent required by Applicable Law, regulation or a bona fide document retention policy).

(c) Exceptions to Confidential Treatment. The obligations under this Section 14 do not apply to any Confidential Information that the Receiving Party can demonstrate (i) was previously known to the Receiving Party without any obligation owed to the Disclosing Party or its Affiliates to hold it in confidence, (ii) is disclosed to third parties by the Disclosing Party or its Affiliates without an obligation of confidentiality to the Disclosing Party or its Affiliate, as applicable, (iii) is or becomes available to any member of the public other than by unauthorized disclosure by the Receiving Party, its Affiliates or its or their Personnel, (iv) was or is independently developed by the Receiving Party or its Affiliates or Personnel without use of the Confidential Information, (v) legal counsel’s advice is that the Confidential Information is required to be disclosed by Applicable Law or the rules and regulations of any applicable Governmental Authority and the Receiving Party has complied with Section 14(d) (Protective Arrangement), or (vi) legal counsel’s advice is that the Confidential Information is required to be disclosed in response to a valid subpoena or order of a court or other governmental body of competent jurisdiction or other valid legal process and the Receiving Party has complied with Section 14(d) (Protective Arrangement).

(d) Protective Arrangement. If the Receiving Party determines that the exceptions under Sections 14(c)(v) or (vi) apply, the Receiving Party shall give the Disclosing Party, to the extent legally permitted and reasonably practicable, prompt prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the Receiving Party, in seeking any reasonable protective arrangements requested by the Disclosing Party. In the event that such appropriate protective order or other remedy is not obtained, the Receiving Party may furnish, or cause to be furnished, only that portion of such Confidential Information that the Receiving Party is advised by legal counsel is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(e) Ownership of Information. Except as otherwise provided in this Agreement, all Confidential Information provided by or on behalf of a Party (or its Affiliates) that is provided to the other Party or its Personnel shall remain the property of the disclosing entity and nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Confidential Information

15. MISCELLANEOUS

(a) Third Party Agreements. The Parties anticipate that SHGS will be relying upon its and its Affiliates existing agreements with third parties to provide certain of the Services described herein (“Third Party Agreements”) and that the Parties have assumed that SHGS’s and/or its Affiliates’ counterparty under each such Third Party Agreement (the “Third Party Vendor”) will permit SHGS and/or its Affiliates to procure goods, services and/or license software, as applicable under such Third Party Agreement, on behalf of LE, at no additional cost, as if LE were an affiliate of SHGS and/or its Affiliates under such Third Party Agreement. If: (i) SHGS’s or its Affiliates’ costs, fees, or expenses increase under the terms of such Third Party Agreements, or (ii) the Third Party Vendor demands or is entitled to additional costs, fees, or expenses now or in the future, as a result of LE receiving benefits under such Agreement, then, in addition to all other amounts due hereunder, LE shall be liable for its proportionate share of all increased amounts under subsection (i) and all of the increased amounts under subjection (ii), in each case as such amounts are determined by SHGS in Good Faith. SHGS will notify LE once it learns of any increased amounts due under the immediately foregoing sentence, and will work with the Third Party Vendor to try to mitigate such cost increase. To the extent any such Third Party Agreement includes early termination fees (or similar charges, “Termination Fees”), LE will be solely responsible for any such Termination Fees SHGS or its Affiliates incur as a result of the Separation of LE and/or LE ceasing to use the Services under this Agreement.

(b) Computer Access. If either Party, its Affiliates or its Personnel are given access, whether on-site or through remote facilities, to any communications, computer, or electronic data storage systems of the other Party, its Affiliates or its Personnel (each an “Electronic Resource”), in connection with this Agreement, then the Party on behalf of whom such access is given will ensure that its Personnel’s use of such access shall be solely limited to performance or exercise of, such Party’s duties and rights under this Agreement, and that such Personnel will not attempt to access any Electronic Resource other than those specifically required for the performance of such duties and/or exercise of such rights. The Party given access will limit such access to those of its and its Affiliates’ Personnel who need to have such access in connection with this Agreement, will advise the other Party in writing of the name of each of such Personnel who will be granted such access, and will strictly follow all security rules and procedures for use of such Electronic Resources. All user identification numbers and passwords disclosed to a Party’s Personnel and any information obtained by such Party’s Personnel as a result of its access to, and use of the other Party’s, its Affiliates’ or its Personnel’s Electronic Resources will be deemed to be, and will be treated as, Confidential Information of the Party on behalf of whom such access is granted. Each Party will reasonably cooperate with the other Party in the investigation of any apparent unauthorized access by the other Party, its Affiliates, or its Personnel to any Electronic Resources or unauthorized release of Confidential Information. Each Party will promptly notify the other Party of any actual or suspected unauthorized access or disclosure of any Electronic Resource of the other Party, its Affiliates, or its Personnel.

(c) Amendment; No Waiver. The terms, covenants and conditions of this Agreement may be amended, modified or waived only by a written instrument signed by both Parties, or in the event of a waiver, by the Party waiving such compliance. Any Party’s failure at any time to require performance of any provision will not affect that Party’s right to enforce that or any other provision at a later date. No waiver of any condition or breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or construed as a further or continuing waiver of that or any other condition or of the breach of that or another provision, term or covenant of this Agreement.

(d) Assignment. LE may not assign its rights or obligations under this Agreement without the prior written consent of SHGS, which consent may be withheld in SHGS’s absolute discretion. A Stockholding Change will constitute an assignment of this Agreement by LE for which assignment SHGS’s prior written consent will be required. SHGS may freely assign its rights and obligations under this Agreement to any of its Affiliates without the prior consent of LE; provided that any such assignment will not relieve SHGS of its obligations and liabilities hereunder. This Agreement will be binding on, and will inure to the benefit of, the permitted successors and assigns of the Parties.

(e) Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand, (ii) three (3) Business Days after it is mailed, certified or registered mail, return receipt requested, with postage prepaid, (iii) on the same Business Day when sent by facsimile or electronic mail (return receipt requested) if the transmission is completed before 5:00 p.m. recipient’s time, or one (1) Business Day after the facsimile or email is sent, if the transmission is completed on or after 5:00 p.m. recipient’s time or (iv) one (1) Business Day after it is sent by Express Mail, Federal Express or other courier service specifying same day or next day delivery, as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

If to SHGS, to:	Sears Holdings Global Sourcing, Ltd.
56/F, Office Tower, Langham Place
8 Argyle Street
Mongkok, Hong Kong
Attn.: VP, Global Sourcing

With a Copy To:
Sears Holdings Corporation
3333 Beverly Road
Hoffman Estates, Illinois 60179
Attn.: General Counsel
Facsimile: (847) 286-2471
Email: Dane.Drobny@searshc.com

If to LE, to:
Lands’ End, Inc.
5 Lands’ End Lane
Dodgeville, Wisconsin 53595
Attn.: VP, Global Sourcing
Facsimile: (608) 935-4913
Email: Mary.Keenan@landsend.com

With a Copy To:
Lands’ End, Inc.
5 Lands’ End Lane
Dodgeville, Wisconsin 53595
Attn.: General Counsel
Facsimile: (608) 935-6550
Email: Karl.Dahlen@landsend.com

(f) Publicity. All publicity regarding this Agreement is subject to Section 14.5 (Public Announcements) of the Separation Agreement.

(g) Survival. Each term of this Agreement that would, by its nature, survive the termination or expiration of this Agreement will so survive, including the obligation of either Party to pay all amounts accrued hereunder and including the provisions of Sections 8 and 9.

(h) No Third Party Rights. Except for the indemnification rights under this Agreement of any SHGS or LE indemnitee in their respective capacities as such, this Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Parties.

(i) Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision will (to the extent permitted under Applicable Law) be construed by modifying or limiting it so as to be legal, valid and enforceable to the maximum extent compatible with Applicable Law, and all other provisions of this Agreement will not be affected and will remain in full force and effect.

(j) Entire Agreement. This Agreement (including the Exhibits, Appendixes and Schedules hereto) constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof.

(k) No Legal Service/Advice. Notwithstanding anything herein to the contrary, SHGS shall not provide any legal services or legal advice to LE, LE is not entitled to rely on SHGS for legal advice and counsel, nor shall SHGS’s advice be construed as legal advice.

(l) Equitable Relief. Each Party acknowledges that any breach by a Party of Section 14 (Confidential Information) of this Agreement may cause the non-breaching Party and its Affiliates irreparable harm for which the non-breaching Party and its Affiliates have no adequate remedies at law. Accordingly, in the event of any actual or threatened default in, or breach of the foregoing provisions, each Party and its Affiliates are entitled to seek equitable relief, including specific performance, and injunctive relief; in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. A Party seeking such equitable relief is not obligated to comply with Section 15(r) (Dispute Resolution) and may seek such relief regardless of any cure rights for such actual or threatened breach. Each Party waives all claims for damages by reason of the wrongful issuance of an injunction and acknowledges that its only remedy in that case is the dissolution of that injunction. Any requirements for the securing or posting of any bond with such remedy are waived.

(m) Force Majeure. Neither Party will be responsible to the other for any delay in or failure of performance of its obligations under this Agreement, to the extent such delay or failure is attributable to any act of God, act of terrorism, fire, accident, war, embargo or other governmental act, or riot; provided, however, that the Party affected thereby gives the other Party prompt written notice of the occurrence of any event which is likely to cause (or has caused) any delay or failure setting forth its best estimate of the length of any delay and any possibility that it will be unable to resume performance; provided, further, that said affected Party will use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance.

(n) Fair Construction. This Agreement will be deemed to be the joint work product of the Parties without regard to the identity of the draftsperson, and any rule of construction that a document will be interpreted or construed against the drafting Party will not be applicable.

(o) Independent Contractors. Nothing in this Agreement creates a relationship of, partnership, or employer/employee between SHGS and LE and it is the intent and desire of the Parties that the relationship be and be construed as that of independent contracting parties and not as, partners, joint venturers or a relationship of employer/employee.

(p) Construction and Interpretation. In this Agreement (1) “include,” “includes,” and “including” are inclusive and mean, respectively, “include without limitation,” “includes without limitation,” and “including without limitation,” (2) “or” is disjunctive but not necessarily exclusive, (3) “will” and “shall” expresses an imperative, an obligation, and a requirement, (4) numbered “Section” references refer to sections of this Agreement unless otherwise specified, (5) section headings are for convenience only and will have no interpretive value, (6) unless otherwise indicated all references to a number of days mean calendar (and not business) days and all references to months or years mean calendar months or years, (7) references to $ or Dollars mean U.S. Dollars, and (8) hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(q) Condition Precedent to the Effectiveness of this Agreement. This Agreement will not become effective until it has been approved by the Audit Committee of the SHC Board (or a subcommittee thereof, including the Related Party Transactions Subcommittee).

(r) Dispute Resolution. Except as provided for in Section 15(l) (Equitable Relief), all Disputes related to this Agreement are subject to Article XI (Dispute Resolution) of the Separation Agreement.

(s) Governing Law; Jurisdiction.

i. Governing Law. This Agreement (and all claims, controversies or causes of action, whether in contract, tort or otherwise, that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim, controversy or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement)) shall be governed by, and construed and enforced in accordance with, the federal laws of the United States, including the Lanham Act, and the internal laws of the State of Illinois, without regard to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. This Agreement will not be subject to any of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

ii. Jurisdiction. Each of the Parties hereto irrevocably agrees that all proceedings arising out of or relating to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns shall be brought, heard and determined exclusively in any federal or state court sitting in Cook County, Illinois. Consistent with the preceding sentence, each of the Parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in Cook County, Illinois for the purpose of any proceeding arising out of or relating to this Agreement or the rights and obligations arising hereunder brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, in any such proceeding, any claim that it or its property is not subject personally to the jurisdiction of the above-named courts, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper, or that this Agreement or any of the other transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each Party agrees that service of process upon such party in any such action or Proceeding shall be effective if notice is given in accordance with Section 15(e).

(t) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(u) Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission (e.g., .pdf file) in counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Signatures begin on the next page.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

SHGS:		LE:

SEARS HOLDINGS GLOBAL SOURCING LTD.		LANDS’ END, INC.

By:	/s/ Jay Burdett	By:	/s/ Edgar O. Huber
Name:	Jay Burdett	Name:	Edgar O. Huber
Its:	Vice President	Its:	Chief Executive Officer

APPENDIX #1

Glossary

“Affiliate” means (solely for purposes of this Agreement and for no other purpose) (i) with respect to LE, its Subsidiaries, and (ii) with respect to SHGS, SHC and its Subsidiaries; provided, however, that except where the context indicates otherwise, for purposes of this Agreement and for no other purpose, from and after the Effective Time (1) no SHC Entity shall be deemed to be an Affiliate of any LE Entity and (2) no LE Entity shall be deemed to be an Affiliate of any SHC Entity.

“Ancillary Agreements” has the meaning ascribed to it in the Separation Agreement.

“Applicable Law” means all applicable common law, laws, ordinances, regulations, rules, and court and administrative orders and decrees of all national, regional, state, local and other governmental units that have jurisdiction in the given circumstances.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Applicable Law to be closed in New York, New York.

“Commission” means both the Buying Commission and the Minimum Commission.

“Competitor Affiliates” has the meaning ascribed to it in the Separation Agreement.

“Competitor” has the meaning ascribed to it in the Separation Agreement.

“Contract Year” means each Fiscal Year during the Term, except that the first contract year (the “First Contract Year”) begins with the Effective Date and continues through the end of SHGS current Fiscal Year.

“Fiscal Year” and “Fiscal Quarter” mean SHGS’s fiscal year and fiscal quarter, as applicable.

“Good Faith” means honesty in fact and the observance of reasonable commercial standards of fair dealing in accordance with Applicable Law.

“LE Entities” has the meaning ascribed to it in the Separation Agreement.

“Merchandise” means the apparel, home goods, shoes, apparel accessories and other products purchased by SHGS on the instructions of LE for LE’s account.

“Personnel” means the officers, directors, employees, agents, suppliers, licensors, licensees, contractors, subcontractors, advisors (including attorneys, accountants, technical consultants or investment bankers) and other representatives, from time to time, of a Party and its Affiliates; provided that the Personnel of the LE Entities shall not be deemed Personnel of the SHC Entities and the Personnel of the SHC Entities shall not be deemed Personnel of the LE Entities.

“Representatives” means Personnel, partners, shareholders, and members.

“Sellers” means the third-party suppliers, vendors, and manufacturers (or their respective selling agents) of the Merchandise.

“SHC Board” has the meaning ascribed to it in the Separation Agreement.

“SHC Entities” has the meaning ascribed to it in the Separation Agreement.

“SHC” means Sears Holdings Corporation.

“Stockholding Change” has the meaning ascribed to it in the Separation Agreement.

“Subsidiaries” has the meaning ascribed to it in the Separation Agreement.

“Termination” means expiration (without renewal or extension) or termination of this Agreement for any reason.

“Territory” means anywhere in the world.

[End of Appendix #1]

APPENDIX #2

Effective Date

The Effective Date is April 4, 2014.

End of Appendix #2

APPENDIX #3

Services

Sourcing Services	•	Provide market intelligence regarding potential suppliers, manufacturers, research and evaluation of factory capability, and new vendor setup (including vendor and factory documentation.

•	Provide current and timely information on commodity pricing, country specific market intelligence, labor/wage rates by country and changes in political situation.

•	Assist LE with vendor selection, price, quality, packaging and delivery negotiation.

•	Assist LE with sourcing new fabric and fabric development, approval of production for fabric and colors.

•	Provide technical expertise to problems of fabric, prints, technical design & fits, colors and product delivery.

•	Assist LE with mill and vendor strategy in alignment with LE, including LE Standard Operating Procedures (SOP’s). Identify and qualify new mills. Support fabric development and bulk submits and fabric approvals.

•	Assist LE with obtaining timely execution of Purchase Order Terms and Conditions and any other required documents.

•	Provide follow up on production and purchase order status when required, inclusive of work in progress (WIP) reporting, alerting LE of any potential delays or non-compliance.

•	Facilitate communication between LE and Sellers, when necessary, acting as translator for LE in vendor meetings and with potential vendors.

•	Educate staff, vendors and mills on LE SOP’s, quality, labor compliance and purchasing requirements, as listed on LE Vendor Website.

•	Support procurement of development, production, fit and photo samples.

•	Manage color approvals and support. Train and educate mills on color SOPs, tools and expectations.

•	Provide technical design support; assist in block creation and grading, along with counter-sourcing support.

•	Validate, when requested, vendors are purchasing trims and packaging product from designated suppliers.

•	Facilitate the resolution of export document discrepancies as requested.

Marketing Services	•	Act as a bridge to communicate with vendors, suppliers, and business partners of LE developments and Brand strategy as dictated by LE.

Quality Control Services	•	Setup LE quality standard, certified auditor program, product safety, testing protocols, standard operation procedures and on-going training and technical support to vendors.

•	Evaluate new production facilities and conduct evaluation and approval, prior to production.

•	Conduct production facility evaluation and approval, regular quality review, manage corrective actions to vendors to ensure LE quality standards are met.

•	Designate 3rd party testing partners and fee negotiation, and ensure lab test results are in compliance, SHGS Lab Testing added services and leverage of new contract pricing. Third party designee subject to LE written approval.

•	Assist in negotiation with any claims for damaged / non-conforming goods, or rejected product.

•	Use commercially reasonable efforts to ensure no transshipment and that the services provided by SHGS comply with all currently Applicable Laws and currently applicable LE business codes

•	In addition to the factory visits currently performed for LE, SHGS associates will provide up to an additional 600 annual Inline/Final factory field or mill QA inspections in a given year as required or requested.

•	LE will be responsible for Travel expenses for travel to and from inspection sites that are 50km or more from the location of SHGS personnel. SHGS not required to Travel to a separate country or region than regions in which SHGS has personnel or to any location which SHGS deems unsafe.

•	Disclose any Labor Compliance violations, evidence of any transshipment or other apparent violation of law or Seller’s contractual obligations as witnessed during Quality Audits at factory or made known to Agent.

•	Facilitate the de-identification requirements of any LE product rejected by LE.

•	Ensure LE has access to vendor facilities, at any time.

PO Contract Support Services	•	Purchase order contract support not provided by SHGS.

IT and Software	•	Continue existing IT infrastructure support.

Access to Facilities	•	Provide occasional working and meeting facilities as needed and as available.

LE Business Knowledge	•	Familiarize itself and remain current with LE policies and requirements. (reference LE vendor website and social compliance).

Claim resolution	•	Assist in resolution of claims with vendor, mill and service provider negotiations, as needed.

Returns	•	Facilitate the collection of Lands’ End returns in the region, as currently provided (centralized in Hong Kong).

APPENDIX #4

Contact Person

SHGS:	Jay Burdett

LE:	Mary Keenan

APPENDIX #5

Included Expenses

The following travel and other expenses are included in the calculation of the Commissions and will not be billed separately under Section 9(b):

•	Reasonable travel expenses for travel to and from inspection sites that are (i) less than 50km from, and (ii) within the same country as the location of SHGS personnel conducting the inspection.

•	Reasonable travel expenses for travel to and from LE’s corporate office for meetings, orientations or for enhancement of communication, up to four times a calendar year.

The following expenses are examples of Expenses which will be billed separately under Section 9(b):

•	All expenses incurred for Vendor Summit functions specifically requested by LE to be organized in Hong Kong or in other countries.

•	Requests for travel that are outside the scope of the mutually agreed upon annual budget (+ or minus 15%) (based upon past practices) and travel for duties beyond those set forth in this Agreement.

•	Investments in fixed assets, software licenses, or other equipment required by LE (beyond what SHGS currently provides for its associates that support LE).